Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-156891 on Form S-8 of Defentect Group, Inc., formerly known as Splinternet Holdings, Inc., of our report dated April 15, 2010 relating to our audit of the consolidated financial statements included in this Annual Report on Form 10-K of Defentect Group, Inc. for the year ended December 31, 2009.

/s/ MCGLADREY & PULLEN, LLP
New York, New York

April 15, 2010